EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHAMPPS ENTERTAINMENT TO PURSUE SALE;

ENTERS INTO LETTER OF INTENT WITH KINDERHOOK

Littleton, CO, January 11, 2007 - - Champps Entertainment, Inc. (NASDAQ:CMPP) today announced that a Special Committee of its Board of Directors has decided to pursue a sale of the company and that it has entered into a letter of intent with Kinderhook Industries, LLC to sell all of its assets (other than certain tax assets) to an investment entity to be formed by Kinderhook, Champps' Chairman and CEO, Michael P. O'Donnell, and Champps' Chief Financial Officer, David D. Womack, for a purchase price of $75 million in cash, plus the assumption of all of Champps' liabilities, including its outstanding debt.

Following completion of the transaction, Champps will remain a publicly held company and will seek to reinvest the sale proceeds in another profitable business or businesses.

Completion of the transaction is subject to, among other conditions, the satisfactory completion of a due diligence review by Kinderhook, the negotiation and execution of a definitive purchase agreement, the obtaining of debt financing by Kinderhook and the obtaining of Champps' shareholder approval and other required consents and approvals. There can be no assurance that a definitive agreement will be reached, that the other conditions will be satisfied or that any transaction will be consummated.

The letter of intent with Kinderhook provides that Champps is free to solicit competing proposals for the acquisition of the Company. If Champps determines to pursue an alternative transaction, it has agreed to pay Kinderhook a break-up fee of up to $2 million plus reimbursement of its expenses, depending on the timing and circumstances of its decision.

The letter of intent was approved by the Special Committee, which consists of four independent directors. North Point Advisors LLC is acting as financial advisor to the Special Committee and Skadden, Arps, Slate, Meagher & Flom LLP is acting as its legal advisor.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 49 and franchises/licenses 13 Champps restaurants in 22 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

About Kinderhook Industries, LLC

Kinderhook Industries, LLC is a $470 million private equity firm with an investment philosophy of combining senior management and operating experience in a variety of industries with the financial and investment know-how of private equity professionals. Kinderhook's primary investment focus is on non-core divisions of corporate parents, management buyouts of entrepreneurial-owned businesses, and acquisitions of small capitalization public companies.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding our decision to pursue a sale of the Company, the ability of the Company and Kinderhook to complete the transaction contemplated by the letter of intent, including the outcome of Kinderhook's due diligence investigation and its efforts to obtain debt financing, as well as the parties' ability to satisfy the other conditions set forth in the letter of intent, and the results of the Company's efforts to solicit competing proposals for the acquisition of the Company. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words "may," "will," "believe," "estimate," "expect," "plan," "intend," "project," "anticipate," "could," "would," "should," "seek," "continue" "pursue" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

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Contact:

David M. Jacquin

North Point Advisors LLC

(415) 358-3500